KRONOS ANNOUNCES CONVERSION OF AIRWORKS AND
                 HILLTOP DEBT RESULTING IN A CHANGE OF CONTROL

BELMONT, Mass., Jan 8, 2008 -- Kronos Advanced Technologies, Inc. (OTC BB: KNOS) President and Chief Executive Officer of Kronos Advanced Technologies, Inc. ("Kronos"), Daniel R. Dwight, reported certain significant events which are described below.

Change in Control of Kronos

Effective December 31, 2007, the two largest investors in Kronos, AirWorks Funding LLLP ("Airworks") and Hilltop Holding Company, LP ("Hilltop"), each converted a portion of their secured convertible promissory notes due June 19, 2010 (the "Notes") to common stock of Kronos, which resulted in a change in control of Kronos.

Specifically, effective December 31, 2007, AirWorks and Hilltop elected to convert an aggregate of $731,440 of the principal amount of their Notes into an aggregate of 243,813,400 shares of the Company's common stock, in accordance with the terms of their respective notes. The 146,288,040 shares of common stock issued as a result of the conversion of the AirWorks Note constitute approximately 30% of the total outstanding shares of the Kronos' common stock. The 97,525,360 shares of common stock issued as a result of the conversion of the Hilltop Note constitute approximately 20% of the total outstanding shares of the Kronos' common stock. Kronos expects AirWorks and Hilltop to exercise their right, pursuant to agreements entered into in connection with the initial issuance of the Notes, to designate a majority of the members of the Company's Board of Directors.

Sands and Critical Capital Debt Extension

Effective December 31, 2007, Kronos entered into an amendment to the secured convertible promissory note dated June 19, 2007 in the principal amount of up to $859,000 with the Sands Brothers Venture Capital entities named therein and Critical Capital Growth Fund, L.P., which extended the maturity date of the note to February 29, 2008 from December 31, 2007. Pursuant to the amendment, Kronos agreed to pay the note holders an amendment fee comprised of (a) either a $25,000 cash payment or 1,470,588 shares of Kronos' common stock and (b) an additional 1,470,588 shares of Kronos' common stock.

Other Events

On December 14, 2007, the Kronos' Board of Directors approved a reincorporation/recapitalization of Kronos which will include (1) Kronos being reincorporated in the State of Delaware via a reincorporation merger with a newly created subsidiary of Kronos, (2) increasing the authorized share capital of Kronos to 500,000,000,000 shares of common stock and 100,000,000 shares of preferred stock and (3) making certain other changes to the organizational documents of Kronos. Effective December 31, 2007, and following the conversion of the AirWorks and Hilltop Notes, a majority of Kronos' stockholders approved the reincorporation/recapitalization by written consent. Prior to the effectiveness of the reincorporation/recapitalization, Kronos will be distributing an information statement to its stockholders in accordance with
Schedule 14C of the Securities and Exchange Act of 1934, as amended. This information statement will include additional details regarding the reincorporation/recapitalization.

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About Kronos Advanced Technologies, Inc.

Through its wholly-owned subsidiary, Kronos Air Technologies, Inc., Kronos Advanced Technologies has developed a new, proprietary air movement and purification system that utilizes state-of-the-art high voltage electronics and electrodes to silently move and clean air without any moving parts. Kronos is actively commercializing its technology for standalone and embedded products across multiple residential, commercial, and industrial markets. Kronos' technology is versatile, energy- and cost-efficient and exhibits multiple design attributes, creating a broad range of applications. Kronos' business strategy includes a combination of building internal capabilities, establishing strategic alliances and structuring licensing arrangements. Kronos Advanced Technologies is located in Belmont, MA. More information about Kronos Advanced Technologies is available at www.kronosati.com.

Safe Harbor Provision

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, Kronos' views on future financial performance, market growth, capital requirements, new product introductions and acquisitions, and are generally identified by phrases such as ``thinks,'' ``anticipates,'' ``believes,'' ``estimates,'' ``expects,'' ``intends,'' ``plans,'' and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, managements, including management's own knowledge and assessment of Kronos' industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect Kronos' forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; acceptance by customers of Kronos' products; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products, and ability to obtain additional financing necessary to continue operations . These and other risks are more fully described in Kronos' filings with the Securities and Exchange Commission, including Kronos' Annual Report on Form 10-KSB for the year ended June 30, 2007. Kronos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.